As filed with the Securities and Exchange Commission on July __, 2006 Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________

CVB FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-3629339 (I.R.S. Employer Identification No.)

701 N. Haven Avenue, Suite 350

Ontario, CA 91764

(909) 980-4030

(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

__________________

RESTRICTED STOCK AGREEMENT BY AND BETWEEN CVB FINANCIAL CORP.

AND CHRISTOPHER D. MYERS

(Full title of the plan)

__________________

Edward J. Biebrich, Jr.

Executive Vice President and Chief Financial Officer

701 N. Haven Avenue, Suite 350

Ontario, CA 91764

(909) 980-4030

(Name, address, including zip code, telephone number, including area code, of agent for service)

__________________

Copies to:

William T. Quicksilver, Esq.

Craig D. Miller, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, CA 90064

(310) 312-4000

__________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	50,000 shares	$14.71	$735,500.00	$78.70
(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of shares as may become available as a result of the adjustment provisions thereof. Includes one attached preferred share purchase right per share of Common Stock.

(2)	The estimate is made pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of Common Stock reported on the Nasdaq National Market on July 25, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        CVB Financial Corp. (the “Registrant”) hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 50,000 shares of the Registrant’s Common Stock, no par value per share, for issuance pursuant to the Restricted Stock Agreement by and between the Registrant and Christopher D. Myers effective August 1, 2006 (the “Stock Agreement”).

Item 3. Incorporation of Documents by Reference

        The following documents filed by the Registrant with the Commission are incorporated herein by reference:

    (a)        Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for Registrant’s fiscal year ended December 31, 2005, filed with the Commission on March 14, 2006.

    (b)        The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 9, 2006.

    (c)        The Registrant’s Current Reports on Form 8-K to the extent filed, but not furnished, with the Commission on January 13, 2006, January 23, 2006, February 2, 2006, February 14, 2006, March 6, 2006, March 21, 2006, April 24, 2006, May 5, 2006, June 7, 2006 and June 26, 2006.

    (d)        The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/12G (No. 000-10140) dated June 11, 2001, filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

    (e)        The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A/12G (No. 000-10140) dated June 22, 2000, filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Not Applicable.

Item 6. Indemnification of Directors and Officers

        CVB Financial Corp. is incorporated under the California General Corporation Law. Section 317 of the California General Corporation Law (“Section 317”) provides a statutory framework covering indemnification of any officer or director who has been or is threatened to be made a party to any legal proceeding by reason of his or her service on behalf of the Company. Section 317 provides that indemnification against expenses actually and reasonably incurred shall be made to any officer or director who has been successful on the merits with respect to the defense of any proceeding but does not require indemnification in other circumstances.

        Section 317 provides that a corporation may indemnify any agent of the Company including officers and directors against expenses, judgments, fines, settlements and other amount actually and reasonably incurred in a third party proceedings against such person by reason of that person’s service on behalf of the Company, provided the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the Company.

        Section 317 further provides that the Company may indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of such action, provided that the person acted in good faith and in a manner the person believed to be in the best interests of the Company and its shareholders. However, in actions brought by or in the right of the Company, indemnification is not available without court approval for amounts paid in settling or otherwise disposing of a pending action or expenses incurred in defending a pending action which is disposed of by settlement or otherwise. Further, with respect to matters for which the agent shall have been adjudged to be liable to the Company, indemnification for expenses is permissible only to the extent the court shall determine that the agent is fairly and reasonably entitled to indemnification.

        In addition, Section 317 provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the extent additional rights are authorized in the Company’s Articles of Incorporation. Section 317 permits the advancing of expenses incurred in defending any proceeding against an agent of the Company by reason of that person’s service on behalf of the Company upon the giving of an undertaking, or promise, by the indemnified person to repay those sums in the event it is later determined that the person is not entitled to be indemnified. Finally, Section 317 permits the Company to procure insurance on behalf of its directors, officers, and other corporate agents against liability asserted against or incurred by these individuals even if the Company would not otherwise have the power under applicable law to indemnify them for their expenses. The Company’s Articles of Incorporation and Bylaws, as amended respectively, authorize the Company to indemnify its agents to the fullest extent permitted under StateStateCalifornia law. The Company has also adopted indemnification agreements in order to implement the Articles of Incorporation and Bylaws. The Company also maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

      None.

Item 8. Exhibits.

        The following documents are filed as exhibits to this registration.

Exhibit Number                       Exhibit Title or Description

5.1	Opinion of Manatt, Phelps & Phillips, LLP.
10.1	Restricted Stock Agreement by and between CVB Financial Corp. and Christopher D. Myers (incorporated herein by reference as Exhibit 10.2 to the Form 8-K filed with the SEC on June 7, 2006).
23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).
23.2	Consent of McGladrey & Pullen, Independent Registered Public Accounting Firm.
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

    (a)        The Company hereby undertakes:

    (1)        To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

    (2)        That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on July 25, 2006.

                                                                                                                        CVB FINANCIAL CORP.
                                                                                                                        (Registrant)

By: /s/ Edward J. Biebrich, Jr. Edward J. Biebrich, Jr., Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints D. Linn Wiley and Edward J. Biebrich, Jr. and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Linn Wiley	President and Chief Executive Officer	July 25, 2006
D. Linn Wiley	(Principal Executive Officer), Director

/s/ Edward J. Biebrich, Jr.	Executive Vice President and Chief	July 25, 2006
Edward J. Biebrich, Jr.	Financial Officer (Principal Financial
Officer, Principal Accounting Officer)

/s/ George A. Borba	Director	July 25, 2006
George A. Borba

/s/ John A. Borba	Director	July 25, 2006
John A. Borba

/s/ Ronald O. Kruse	Director	July 25, 2006
Ronald O. Kruse

/s/ Robert M. Jacoby	Director	July 25, 2006
Robert M. Jacoby

/s/ James C. Seley	Director	July 25, 2006
James C. Seley

/s/ San E. Vaccaro	Director	July 25, 2006
San E. Vaccaro

EXHIBIT INDEX

Exhibit Number                       Exhibit Title or Description

5.1	Opinion of Manatt, Phelps & Phillips, LLP.
10.1	Restricted Stock Agreement by and between CVB Financial Corp. and Christopher D. Myers (incorporated herein by reference as Exhibit 10.2 to the Form 8-K filed with the SEC on June 7, 2006).
23.1	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).
23.2	Consent of McGladrey & Pullen, Independent Registered Public Accounting Firm.
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature page).